EXHIBIT 5

Our File No.
82040



     March 21, 2000


The Board of Directors
Northern Empire Bancshares
801 Fourth Street
Santa Rosa, CA 95404

     Re:  Northern Empire Bancshares - S-8 Registration Statement

Gentlemen:

      We have acted as counsel for Northern Empire Bancshares, a California corporation, ("Company"), in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, relating to the registration of (1) 37,010 shares of the Company's common stock, no par value, available for issuance under the Company's Stock Option Plan, adopted in l984, and (2) 1,322,895 shares of the Company's common stock, no par value, available for issuance under the Company's 1997 Stock Option Plan.

     We are of the opinion that the securities to be issued by the Company pursuant to the Registration Statement have been duly authorized and, when sold pursuant to the terms described in the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                              Very truly yours,
                              HAINES BRYDON & LEA

                              /s/ Jane Richardson
                              -------------------
                              Jane Richardson